                                                                      EXHIBIT 11

                        THE J. H. HEAFNER COMPANY, INC.

                       COMPUTATION OF EARNINGS PER SHARE

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
                                              THREE MONTHS ENDED                NINE MONTHS ENDED
                                        ------------------------------    ------------------------------
                                        SEPTEMBER 30,    SEPTEMBER 30,    SEPTEMBER 30,    SEPTEMBER 30,
                                            1998             1997             1998             1997
                                        -------------    -------------    -------------    -------------
                                                 (UNAUDITED)                       (UNAUDITED)
Average shares outstanding during the
  period..............................    5,086,670        3,691,003         4,357,065       5,084,769
Incremental shares under stock options
  and warrants computed under the
  treasury stock method using the
  average market price of issuer's
  stock during the period.............    1,244,830        1,024,600         1,232,609         569,222
                                         ----------       ----------       -----------      ----------
          Total shares for diluted
            EPS.......................    6,331,500        4,715,603         5,589,674       5,653,991
                                         ==========       ==========       ===========      ==========
Income applicable to common
  shareholders:
Loss from operations before
  extraordinary charge................                                        (866,000)
Less: Preferred stock dividends.......                                        (209,000)
                                                                           -----------
                                                                           $(1,075,000)
                                                                           ===========
Net income (loss).....................      410,000          588,000        (3,064,000)        522,000
Less: Preferred stock dividends.......      (69,000)         (69,000)         (209,000)       (110,222)
                                         ----------       ----------       -----------      ----------
                                         $  341,000       $  519,000       $(3,273,000)     $  411,778
                                         ==========       ==========       ===========      ==========
(Loss) income per basic common share:
Loss from operations before
  extraordinary charge................   $       --       $       --       $     (0.25)     $       --
                                         ==========       ==========       ===========      ==========
Net income (loss).....................   $     0.07       $     0.14       $     (0.75)     $     0.08
                                         ==========       ==========       ===========      ==========
Income (loss) per diluted share:
Loss from operations before
  extraordinary charge................   $       --       $       --       $     (0.19)     $       --
                                         ==========       ==========       ===========      ==========
Net income (loss).....................   $     0.05       $     0.11       $     (0.59)     $     0.07
                                         ==========       ==========       ===========      ==========
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